Exhibit 28

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2020 (“Effective Date”), by and between Dialectic Antithesis Partners, LP (the “Seller”) and Brian and Lauren Kahn, Tenants by the Entirety (the “Buyer”).

RECITALS

WHEREAS, the Seller holds 150,000 shares (the “Shares”), of Franchise Group, Inc. (“FRG”).

WHEREAS, the Seller desires to sell the Shares and the Buyer desires to purchase the Shares from the Seller on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and conditions set forth below, the Buyer and the Seller, each intending to be legally bound, hereby agree as follows:

1.	PURCHASE AND SALE OF THE SHARES.

(a)	Purchase and Sale of the Shares.

(i)      The Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Buyer, the Shares at a purchase price of $10 per Share ($1,500,000 in the aggregate) (the “Purchase Price”).

(b)           Closing. The closing (the “Closing”) for the purchase and sale of the Shares shall take place on April 24, 2020 at the offices of the Seller, or such other place as is mutually agreed upon by the Seller and the Buyer. At the Closing, the Seller will (i) deliver to Buyer any such documents and items as the Buyer may reasonably request to reflect the transactions contemplated hereby, and (ii) the Buyer will deliver to the Seller, by wire transfer of immediately available funds, the Purchase Price.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

(a)           Power and Authority to Transfer. The Seller (i) is the sole record and beneficial owner of the Shares, and (ii) has the full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver all right, title and interest to the Shares free and clear of all liens or encumbrances to the Buyer. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement, the sale of the Shares and the performance of all of the Seller’s obligations hereunder has been taken. This Agreement, when executed and delivered by the Seller, shall constitute a valid and binding obligation of the Seller.

(b)           Compliance with Other Instruments; Transfer. The execution, delivery and performance under, and compliance by, the Seller with all of the terms and transactions set forth under this Agreement, including, without limitation, the sale of the Shares, do not and will not result in a violation of or be in conflict with, or constitute a default under, any instrument, judgment, order, writ, decree or contract to which the Seller is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation which is, to the Seller’s knowledge applicable to the Seller.

(c)           Non-Reliance. The Seller has made its investment decision based on its own knowledge and independent investigation of FRG and further acknowledges and understands that (i) the Buyer may possess material nonpublic information regarding the Company not known to the Seller that may impact the value of the Shares (the “Information”), and that the Buyer is not disclosing the Information to the Seller. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the disparity of information between the Buyer and the Seller. Notwithstanding such disparity, the Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. The Seller agrees that it is not relying in any way on the Buyer (other than any express representations and warranties set forth herein that are made by the Buyer), and that none of the Buyer or its representatives shall have any liability to the Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Buyer’s use or nondisclosure of the Information or otherwise as a result of the transactions contemplated by this Agreement (except in the case of a breach of the express provisions hereof by the Buyer), and the Seller hereby irrevocably waives any claim that it might have based on the failure of the Buyer to disclose the Information.

3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

(a)           Power and Authority. The Buyer has all requisite power to (i) execute and deliver this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Buyer enforceable in accordance with its terms; (ii) purchase the Shares from the Seller; and (iii) carry out and perform its obligations under the terms of this Agreement. All action on the part of the Buyer necessary for the authorization, execution, delivery and performance of this Agreement by the Buyer and the performance of the Buyer’s obligations hereunder, including the purchase of the Shares from the Seller has been taken. This Agreement, when executed and delivered by the Buyer, shall constitute a valid and binding obligation of the Buyer.

(b)          Compliance with Other Instruments; Transfer. The execution, delivery and performance under, and compliance by, the Buyer with all of the terms and transactions set forth under this Agreement, including, without limitation, the purchase of the Shares, do not and will not result in a violation of or be in conflict with, or constitute a default under, any instrument, judgment, order, writ, decree or contract to which the Buyer is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation which is, to the Buyer’s knowledge applicable to the Buyer.

(c)           No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3, none of Buyer, FRG or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or FRG, including any representation or warranty as to the accuracy or completeness of any information regarding FRG furnished or made available to Seller and its representatives or as to the future revenue, profitability or success of FRG, or any representation or warranty arising from statute or otherwise in law.

4.	MISCELLANEOUS

(a)           Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Buyer and shall be binding upon the Seller and the Seller’s successors and assigns.

(b)           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any action brought by any party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal courts located in New York, NY.

(c)           Further Execution. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

(d)           Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(e)           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

DIALECTIC ANTITHESIS PARTNERS, LP

/s/ John Fichthorn

Name:   John Fichthorn

Title:

Address:

BUYER:

Brian and Lauren Kahn as Tenants by the Entirety

/s/ Brian Kahn
Name: Brian Kahn
Title:

Address:

[Signature Page to Share Purchase Agreement]